Exhibit 99.1

For Immediate Release Contact: J. Travis Spoede

Chief Financial Officer

832-366-2421

Resolution Performance Products LLC Announces First Quarter 2003 Results: Results Meet Expectations

HOUSTON, May 13, 2003 - Resolution Performance Products LLC, the leading worldwide manufacturer and developer of epoxy resins, today reported its financial results for the first quarter of 2003.  This includes revenues of $198 million and operating income of $3 million that resulted in EBITDA of $14 million which met the Company's previously announced expectations.  Compared to fourth quarter of 2002, revenues were up $31 million and operating income up $11 million.  Revenues increased $11 million and operating income decreased $22 million from the first quarter of 2002.

"High crude oil prices, raw material and energy costs have continued to affect our performance; however our first quarter results are in line with previous guidance," said Marvin O. Schlanger, Chairman and CEO of Resolution. "We continue to execute our strategic and operational plans, including implementation of the previously announced cost reduction program and expansion of our specialty products offerings by completion of projects at our Lakeland Florida, Norco Louisiana and Argo Illinois plants during the quarter." Mr. Schlanger also said, "Furthermore, we continue to take the difficult but necessary actions in the marketplace to return the business to acceptable levels of profitability."

Resolution Performance Products will be hosting an investor conference call on May 19, 2002 at 11:00 a.m. eastern time. The public is cordially invited to listen and participate by dialing the following toll-free number: 888-632-5950 or 713-481-1320 if outside the US. If you are unable to listen to the call at that time, the replay will be available 24 hours/day until May 26, 2003 by dialing 877-519-4471 or 973-341-3080 if outside the US and by using conference number 3909087.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 925 employees, has operations in the United States, Europe and Asia. Additional information about the Company is available on its web site at www.resins.com.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company's Registration Statement on Form S-4 declared effective on May 5, 2003.

Resolution Performance Products LLC

Consolidated Statements of Income

(in millions of U.S. dollars)

	(Unaudited)
	Three months ended
	March 31,
	2003	2002
Revenue	$198	$187

Costs and expenses:
Purchase and other variable costs	138	101
Operating expenses	28	31
Selling, general and administrative	14	16
Depreciation and amortization	11	8
Research and development	4	5
Special charges	-	1
Total	195	162

Operating income	3	25

Interest expense, net	16	16

Income (loss) before taxes	(13)	9
Income tax expense (benefit)	(5)	4
Net income (loss)	(8)	5

EBITDA (1)	$14	$33

(1) EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company's ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under United States generally accepted accounting principles and EBITDA (in millions):

	For the quarter ended March 31,
	2003	2002
Net income (loss)	$(8)	$5
Income tax expense (benefit)	(5)	4
Interest expense, net	16	16
Depreciation and amortization	11	8

EBITDA	$14	$33